NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (HEREINAFTER, THE “ACT”). NO TRANSFER OF THIS WARRANT OR OF THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT MADE UNDER THE ACT, OR (B) THE HOLDER SHALL DELIVER TO GOLD RUN INC. AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ARIZCAN, THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT.
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Warrant No.: _______	Date of Issuance: ________________
GOLD RUN INC.
COMMON STOCK PURCHASE WARRANT
FOR VALUE RECEIVED, Gold Run Inc., a Delaware corporation (the “Company”) hereby grants to ________________ (together with such person’s successors and assigns, the “Holder”) the right to purchase at any time commencing as of the date hereof and ending on ________________ (the “Expiration Date”) up to ________________ of fully paid and non-assessable shares of the Company’s common stock, par value $.000001 per share (the “Common Stock”) for a purchase price of One Dollar ($1.00) per share.
The Holder agrees that this Warrant is issued and all rights hereunder shall be held subject to all of the terms, conditions, limitations and provisions set forth herein.
Section 1. Exercise of Warrant
This Warrant may be exercised in whole or in part at any time in the Holder’s sole discretion until the Expiration Date at 11:59:59 PM, Eastern Standard Time.
1.1. Exercise in Whole or in Part. The Holder may exercise this Warrant in whole or in part by delivering a duly executed original of the Exercise Form, the form of which is annexed hereto, together with this Warrant, to the Company at its principal office, accompanied by payment, in cash, wire transfer or by certified official bank check payable to the order of the Company, in the amount of the product obtained by multiplying (a) the number of shares for which this Warrant is being exercised as indicated on the Exercise Form, times (b) the “Warrant Price” (as defined in Section 2) that is then in effect. In the event of a partial exercise of this Warrant, the Company shall at its sole expense issue and deliver to the Holder a replacement Warrant of like tenor subject to the provisions of Section 4.4 below.
1.2 Delivery upon Exercise. The Company agrees that the shares of Common Stock purchased upon the exercise of this Warrant shall be deemed to have been issued to the Holder as of date on which this Warrant shall have been surrendered and payment for such shares shall have been made pursuant to Section 1.1 above. As soon as practicable after the exercise of any portion of this Warrant, but in no event more than ten (10) business days thereafter, the Company shall at its sole expense (which shall include the payment of any applicable taxes) cause the Holder to be issued a certificate for that number of Warrant Shares for which this Warrant or any portion thereof shall have been exercised.
Section 2. Initial Warrant Shares and Warrant Price; Adjustment
2.1 Initial Warrant Shares and Price. This Warrant shall initially be exercisable for ________________ shares of the Company’s Common Stock (the “Warrant Shares”). The purchase price for the Warrant Shares shall initially be One Dollar ($1.00) per share (the “Warrant Price”). The number of Warrant Shares and the Warrant Price shall from time to time be adjusted as set forth in Section 2.2 below.
2.2 Anti-Dilution Protection.
2.2.1 Adjustment for Reorganization, Consolidation, Merger, etc. In the event that the Company shall (i) effect a reorganization, (ii) consolidate with or merge into any other entity or (iii) transfer all or substantially all of its properties or assets to any other entity under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition precedent to the consummation of such a transaction, proper and adequate provision shall be made whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1 above, at any time after the consummation of any such reorganization, consolidation or merger or the effective date of any such dissolution, shall receive in lieu of the Warrant Shares issuable on such exercise prior to any such consummation or effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled to receive upon any such consummation or dissolution if the Holder had so exercised this Warrant immediately prior thereto.
2.2.2 Adjustment for Dividends, Splits, Reverse Splits. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in any such event, the Warrant Price shall simultaneously with the occurrence thereof be adjusted to equal the product obtained by multiplying (i) the Warrant Price in effect immediately prior to any such event times (ii) a fraction, the
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numerator of which shall be (iii) the number of shares of Common Stock outstanding immediately prior to any such event, and the denominator of which shall be (iv) the number of shares of Common Stock outstanding immediately after such event. The number of Warrant Shares that the Holder may exercise after any such event shall simultaneously with the occurrence of any such event be adjusted to equal the product obtained by multiplying (v) the number of Warrant Shares that would otherwise be issuable upon such exercise, times (vi) a fraction, the numerator of which shall be (vii) the Warrant Price in effect immediately prior to any such event, and the denominator of which shall be (viii) the Warrant Price in effect as of the date of any such exercise.
2.2.3 Delivery to Holder. In the event that any occurrence set forth in Sections 2.2.1 and 2.2.2 above shall take place, then the Company shall at its sole expense expeditiously cause the Holder to be delivered the stock and other securities and property (including cash, where applicable) to which it would be entitled pursuant to Sections 2.2.1 and 2.2.2 above.
2.3 Certificate as to Adjustments. The computation of any adjustment as to the number of Warrant Shares or the Warrant Price described in Section 2.2 above shall be the sole responsibility of The Company, which shall expeditiously prepare and mail to the Holder a notice setting forth the nature of any necessary adjustment together with the basis thereof and the calculations therefor. The Company shall immediately notify the Holder of any information which bears on any of the events referenced in Section 2.2 above and which may have an effect on the Warrant Price or number of Warrant Shares for which this Warrant is exercisable.
2.4 Fractional Interests. No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant. Upon the exercise of this Warrant or any portion thereof, the Holder may purchase only a whole number of shares of Common Stock. If, upon exercise of this Warrant, the Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, then such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise shall be rounded to the next higher number of shares.
Section 3. Transfer of Warrant or Warrant Shares
3.1 Limitations on Transfer. Neither this Warrant nor the Warrant Shares issuable hereunder may be sold or transferred until ________________, which is one (1) year after the Company’s registration statement for its shares of Common Stock and this Warrant was declared effective.
3.2 Exempted Transfers. Notwithstanding the foregoing, the following transfers are permitted at any time: a transfer by a Holder that is a corporation to another corporation
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that is a wholly-owned subsidiary of such Holder; a transfer by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner; or a transfer by a Holder that is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 3.
3.3 Notification of Transfer. The Holder shall promptly notify the Company of the name, telephone and facsimile numbers of any person(s) to whom the Holder shall transfer this Warrant.
3.4 Legend. This Warrant and each certificate representing the Warrant Shares shall bear a legend substantially in the form set forth at the head of this Warrant.
Section 4. Miscellaneous
4.1 No Impairment. The Company shall not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times and in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
4.2 Reservation and Escrow of Stock. The Company shall at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares as from time to time shall be issuable upon the exercise of this Warrant.
4.3 Exchange of Warrant. Upon the surrender of this Warrant by the Holder to the Company at its principal office, the Company will issue and deliver to such Holder, at the Company’s expense, a new Warrant of like tenor in the name of the Holder, calling on the face thereof for the number of Warrant Shares or other securities, cash and/or property then issuable upon the exercise of this Warrant.
4.4 Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (without obligation for a surety or other security therefor) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof and at its sole expense, a new Warrant of like tenor. In the event that the Holder shall elect to exercise this Warrant in part, then the Company will at its sole expense issue to the Holder a replacement Warrant of like tenor, wherein the initial number
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of Warrant Shares for such replacement Warrant shall be equal to the difference, rounded up to the nearest whole integer, of (i) the number of Warrant Shares for which this Warrant was exercisable immediately prior to its partial exercise, minus (ii) the number of Warrant Shares for which this Warrant was partially exercised.
4.6 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: if to the Company: Gold Run Inc., 330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8, facsimile (416) 364-2292, with a copy to Charles J. Hecht, Esq., Hecht & Associates, P.C., 275 Madison Avenue, 28th Floor, New York, New York 10016, facsimile: (212) 490-3263, e-mail: checht@hechtlegal.com; and if to the initial Holder: _____________________.
4.7 Change or Waiver. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
4.8 Section Headings. The section headings in this Warrant are for the convenience of the parties only, and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties hereto.
4.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the Federal courts located in the County of New York, State of New York. The parties hereto both agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled
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to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. Nothing contained herein shall be deemed or operate to preclude any party hereto from bringing suit or taking other legal action against the other in any other jurisdiction to enforce a judgment of any court located in New York County, City and State of New York, in favor of the prevailing party.
EXECUTED as of the Date of Issuance first above written.
GOLD RUN INC.
Name: Title:
WITNESS:
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Exercise Form
(to be signed only on exercise of Warrant)
TO:     Gold Run Inc.
The undersigned, pursuant to the provisions set forth in the attached Common Stock Purchase Warrant No.______, hereby irrevocably elects to purchase ___________ shares of Common Stock covered by such Warrant.
The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of $___________ in lawful money of the United States.
The undersigned requests that the certificate for such shares be issued in the name of, and delivered to ________________________________, at the following address: ________________________________________________.
The undersigned represents and warrants that, as of the date hereof, all offers and sales by the undersigned of the securities issuable upon the exercise of the within Warrant shall be made pursuant to a registration made under the Securities Act of 1933, as amended, or pursuant to an exemption from registration thereunder, as well as in compliance with all applicable state securities laws.
Dated:	Name of Holder:__________________________ By:____________________________________ Position/Title:____________________________
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